Exhibit 99.1

Portland, Oregon

August 26, 2004

FOR IMMEDIATE RELEASE

CASCADE CORPORATION AMENDS AUGUST 26, 2004 PRESS RELEASE

Cascade Corporation (NYSE: CAE) today announced that the financial statements appended to today’s Cascade Corporation press release inadvertently presented diluted per-share earnings for the six month period ended July 31, 2004, as $1.15 per share instead of $1.16 per share.   Financial statements including the $1.16 earnings per share figure are appended to this press release.

About Cascade Corporation:

Cascade Corporation, headquartered in Fairview, Oregon, is a leading international manufacturer of materials handling products used primarily on lift trucks.  Additional information on Cascade is available on its website, www.cascorp.com.

Contact

Richard S. “Andy” Anderson

Senior Vice President and Chief Financial Officer

Cascade Corporation

Phone (503) 669-6300

CASCADE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

(unaudited—in thousands, except per share data)

	Three Months Ended July 31		Six Months Ended July 31
	2004	2003	2004	2003

Net sales	$92,376	$75,633	$185,905	$144,567
Cost of goods sold	63,025	50,646	125,178	96,870
Gross profit	29,351	24,987	60,727	47,697

Selling and administrative expenses	17,726	15,184	35,644	29,768
Amortization expense	507	132	648	196

Operating income	11,118	9,671	24,435	17,733
Interest expense	(925)	(1,172)	(1,823)	(2,332)
Interest income	123	278	220	546
Other income (expense), net	(153)	(333)	(58)	399

Income before provision for income taxes	10,163	8,444	22,774	16,346
Provision for income taxes	3,661	2,702	8,062	5,231
Net income	6,502	5,742	14,712	11,115
Dividends paid on preferred shares of subsidiary	—	—	—	(30)
Net income applicable to common shareholders	$6,502	$5,742	$14,712	$11,085

Basic earnings per share	$0.54	$0.48	$1.21	$0.94
Diluted earnings per share	$0.51	$0.47	$1.16	$0.91

Basic weighted average shares outstanding	12,146	11,995	12,125	11,795
Diluted weighted average shares outstanding	12,741	12,288	12,648	12,225

CASCADE CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	July 31 2004	January 31 2004
	(unaudited)
ASSETS
Current assets:
Cash	$25,603	$25,584
Marketable securities	13,962	6,002
Accounts receivable, less allowance for doubtful accounts of $1,924 and $2,023	64,476	57,871
Inventories	38,835	36,353
Deferred income taxes	2,994	2,542
Income taxes receivable	—	142
Prepaid expenses and other	5,778	4,626
Total current assets	151,648	133,120
Property, plant and equipment, net	73,877	75,244
Goodwill	68,772	68,915
Deferred income taxes	9,540	9,703
Other assets	5,189	5,837
Total assets	$309,026	$292,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Notes payable to banks	$1,905	$2,805
Current portion of long-term debt	12,883	13,018
Accounts payable	21,790	17,904
Accrued payroll and payroll taxes	6,071	6,815
Accrued environmental expenses	837	847
Other accrued expenses	13,129	10,011
Total current liabilities	56,615	51,400
Long-term debt	37,915	38,111
Accrued environmental expenses	8,023	8,551
Deferred income taxes	1,432	1,441
Other liabilities	10,085	9,628
Total liabilities	114,070	109,131

Shareholders’ equity:
Common stock, $.50 par value, 20,000 authorized shares; 12,189 and 12,102 shares issued and outstanding	6,094	6,051
Additional paid-in capital	15,895	11,111
Deferred compensation	(3,338)	—
Retained earnings	177,537	165,495
Accumulated other comprehensive income (loss)	(1,232)	1,031
Total shareholders’ equity	194,956	183,688
Total liabilities and shareholders’ equity	$309,026	$292,819

CASCADE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - in thousands)

	Six Months Ended July 31
	2004	2003
Cash flows from operating activities:
Net income	$14,712	$11,115
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,426	6,212
Deferred income taxes	(298)	(13)
Gain on disposition of assets	(48)	207
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(6,605)	(4,445)
Inventories	(2,482)	896
Prepaid expenses and other	(1,153)	(846)
Accounts payable and accrued expenses	3,142	(1,607)
Current income taxes payable and receivable	2,251	2,561
Other liabilities	926	628
Net cash provided by operating activities	17,871	14,708

Cash flows from investing activities:
Capital expenditures	(6,598)	(5,180)
Marketable securities, net	(7,340)	(4,828)
Proceeds from sale of assets	216	406
Business acquisition	—	(3,585)
Other assets	340	103
Proceeds from notes receivable	—	268
Net cash used in investing activities	(13,382)	(12,816)

Cash flows from financing activities:
Payments on long-term debt and capital leases	(331)	(128)
Notes payable to banks, net	(900)	(211)
Cash dividends paid	(2,670)	(2,399)
Common stock issued	1,149	—
Net cash used in financing activities	(2,752)	(2,738)

Effect of exchange rate changes	(1,718)	(667)

Change in cash and cash equivalents	19	(1,513)
Cash and cash equivalents at beginning of year	25,584	29,501
Cash and cash equivalents at end of period	$25,603	$27,988